Exhibit 99.1

Ferro Corporation 6060 Parkland Boulevard Suite 250 Mayfield Heights, OH 44124 USA 216-875-5600

NEWS RELEASE FOR IMMEDIATE RELEASE

FERRO REFINANCES AND EXPANDS CREDIT FACILITY TO OPTIMIZE CAPITAL STRUCTURE

CLEVELAND, OH – April 26, 2018 – Ferro Corporation (NYSE: FOE, the “Company”), announced today that it has successfully closed on a new $820 million senior-secured term loan facility and increased its senior-secured revolving credit facility to $500 million. The Company will use the proceeds to repay outstanding balances on its prior facility.

The refinancing attracted significant interest in the lending community, allowing the Company to secure attractive pricing while extending the debt maturity of the revolving credit facility.

The debt facility includes the following:

1)	$355 million term loan, maturing 2024

Interest rate of LIBOR + 225 bps

2)	$235 million term loan, maturing 2024

Interest rate of LIBOR + 225 bps

3)	$230 million term loan, raised at a German subsidiary, maturing 2024

Initial interest rate of LIBOR + 225 bps

4)	$500 million revolving credit line, maturing 2023

Initial interest rate of LIBOR + 200 bps

“This refinancing reflects our ongoing efforts to optimize our capital structure, and provides continuing financial flexibility to pursue our innovation and optimization strategy. We are very pleased with the strong demonstration of support from our finance partners,” said Peter Thomas, Ferro Chairman, President and CEO.

Deutsche Bank Securities Inc. and PNC acted as joint lead arrangers on the debt facilities.

About Ferro Corporation

Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based functional coatings and color solutions. Ferro supplies functional coatings for glass, metal, ceramic and other substrates and color solutions in the form of specialty pigments and colorants for a broad range of industries and applications. Ferro products are sold into the building and construction, automotive, electronics, industrial products, household furnishings and appliance markets. The Company’s reportable segments include: Performance Coatings (metal and ceramic coatings), Performance Colors and Glass (glass coatings), and Color Solutions. Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,680 associates globally and reported 2017 sales of $1.4 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	currency conversion rates and economic, social, political, and regulatory conditions in the U.S. and around the world;

•	challenges associated with a multi-national company such as Ferro competing lawfully with local competitors in certain regions of the world;

•	our ability to implement and/or administer optimization initiatives including investments and restructuring programs to rationalize our operations and improve operating performance;

•	Ferro’s ability to successfully introduce new products and services or enter into new growth markets;

•

Ferro’s ability to identify suitable acquisition candidates, complete acquisitions, effectively integrate the acquired businesses and achieve the expected synergies, as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital;

•	the impact of damage to, or the interruption, failure or compromise of the Company’s information systems;

•	the implementation and operations of business information systems and processes;

•	compliance costs associated with domestic and international laws, rules, policies and other obligations regarding data protection;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	increasingly aggressive domestic and foreign governmental regulation of hazardous and other materials and regulations affecting health, safety and the environment;

•	sale of products and materials into highly regulated industries;

•	our ability to address safety, human health, product liability and environmental risks associated with our current and historical products, product life cycle and production processes;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property, including trade secrets, or to successfully resolve claims of infringement brought against it;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	management of Ferro’s general and administrative expenses;

•

Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact that acquisitions may have on return on invested capital;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation and operation of business processes and information systems, including the outsourcing of functions to third parties;

•	risks associated with the manufacture and sale of material into industries making products for sensitive applications;

•	the impact of the Tax Cut and Job Act on our business;

•	exposure to lawsuits, governmental investigations and proceedings relating to current and historical operations and products;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	amount and timing of any repurchase of Ferro’s common stock; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release.

Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2017.

Ferro Corporation

Investor Contact:

Kevin Cornelius Grant, 216.875.5451

Head of Investor Relations

kevincornelius.grant@ferro.com

or

Media Contact:

Mary Abood, 216.875.5401

Director, Corporate Communications

mary.abood@ferro.com